Exhibit 5.2

Eilenberg & Krause LLP

11 EAST 44TH STREET
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 986-9700
FACSIMILE: (212) 986-2399

September 15, 2010

Tower Semiconductor Ltd.
Ramat Gavriel Industrial Zone
Migdal Haemek
ISRAEL

Dear Sir and Madam:

We have acted as United States counsel to Tower Semiconductor Ltd. (the "Company"), a corporation organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company's registration statement on Form F-3 (the "Registration Statement") relating to the registration under the United States Securities Act of 1933, as amended, of the offering for resale by certain selling securityholders of (i) up to 25,254,070 Series J Warrants (the “Warrants”) to be issued pursuant to the Warrant Agreement between the Company and American Stock Transfer & Trust Company, LLC, filed as an exhibit to the Registration Statement (the “Warrant Agreement”), and (ii) up to 25,254,070 ordinary shares of the Company, par value of 1.00 NIS each (the "Warrant Shares"), issuable upon exercise of Warrants by the selling securityholders.

In connection with the foregoing, we have examined, among other things, (i) the Registration Statement, (ii) the Warrant Agreement, (iii) the form of Warrants issued pursuant to the Warrant Agreement and (iv) originals, photocopies or conformed copies of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and have made such other investigations as we have deemed necessary for the purpose of rendering the opinion set forth herein.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as photocopies or conformed copies, and the authenticity of the originals of such latter documents.  We have relied, to the extent we deem such reliance proper, upon representations, statements or certificates of public officials and officers and representatives of the Company. We have also relied, with the permission of Yigal Arnon & Co., upon the legal opinion letter of Yigal Arnon & Co. to the Company dated the date hereof with respect to certain matters concerning the due authorization and execution of the Warrant Agreement and the Warrants by the Company.

Upon the basis of such examination, we advise you that in our opinion the Warrant Agreement and the Warrants constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

We are members of the Bar of the State of New York, and the opinions expressed herein are limited to questions arising under the laws of the State of New York and the federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

Yigal Arnon & Co. may rely upon this opinion for the purpose of rendering their opinion dated September 15, 2010, with respect to certain matters concerning the Warrant Agreement and the Warrant Shares.

We consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Eilenberg & Krause LLP